Exhibit 99.1

Jacob ma-weaver joins arca biopharma board of DIRECTORS

Westminster, CO, June 21, 2022 – ARCA biopharma, Inc. (Nasdaq: ABIO) today announced that Jacob Ma-Weaver has joined its Board of Directors.

“We are pleased to welcome Jacob Ma-Weaver, the managing member of ARCA’s largest shareholder, to our Board,” said Robert E. Conway, Chairman of ARCA’s Board of Directors. “We appreciate his participation and input as we explore and evaluate strategic options for maximizing stockholder value.”

Mr. Ma-Weaver is the Managing Member of Cable Car Capital LLC, an investment adviser he founded in 2013. Cable Car Capital LLC is the General Partner of The Funicular Fund, LP, a hedge fund. Since 2013, Mr. Ma-Weaver has been continuously involved in implementing the firm’s investment approach through the fund and its predecessor accounts. From 2012 to 2013, Mr. Ma‑Weaver was employed as an investment analyst at Amici Capital LLC, where he focused on healthcare. He was previously employed as an equity research associate at Dodge & Cox and a corporate finance business analyst at McKinsey & Company. Mr. Ma-Weaver received a Bachelor of Arts in Comparative Literature & Society and Economics and a Master of Arts in Statistics from Columbia University. He is a Chartered Financial Analyst (CFA) charterholder.

The Company has entered into a Cooperation Agreement with Cable Car Capital LLC and its affiliates that includes, among other terms, customary standstill provisions and the right for Cable Car to nominate an additional director nominee at the Company’s 2022 Annual Stockholder Meeting.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabio.com

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